Exhibit 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 filed on October 20, 2006 of our report dated March 29, 2006, except for Notes 2, 3 and 21 which are as of October 4, 2006, relating to the consolidated financial statements and financial statement schedule of Comverge, Inc., which report is incorporated by reference into this Registration Statement from Amendment No. 2 on Form 10-K/A to the Annual Report on Form 10-K of Acorn Factor, Inc. (formerly Data Systems & Software Inc.) for the year ended December 31, 2005, filed on October 18, 2006. We also consent to the reference to us in this Registration Statement under the heading "Experts."


/s/ PricewaterhouseCoopers LLP
Atlanta, Georgia
November 30, 2006